Exhibit 10.11

NHI LETTERHEAD

December 3, 2009

Care Foundation of America, Inc.

Attn: Mr. Joe Keane

611 Commerce Street, Suite 3125

Nashville, TN  37203

Robert E. Cooper, Jr.

Attorney General and Reporter

P. O. Box 20207

Nashville, TN  37202-0207

Re: Confidential Settlement Discussions Pursuant to Rule 408, Federal Rules of Evidence

Dear Sirs:

Pursuant to our conversations over the past week, National Health Investors, Inc. (“NHI”) proposes to settle all claims between it and Care Foundation of America, Inc. (“CFA”) and its subsidiaries (the LLC’s of which CFA is sole member, collectively, the “Debtors”) including those asserted in the lawsuit with CFA and the Attorney General, Care Foundation of America, Inc., et al. v. National Health Investors, Inc., Adv. Proc. No. 3:09-0002, as follows:

1.

NHI or its wholly-owned subsidiary designee will purchase the six Florida nursing homes and any furniture, fixtures, equipment or inventory owned by the Debtors, as well as all Debtors’ interests in the current leases between Debtors and the various Health Services Management, Inc. subsidiaries (the LLCs of which Health Services Management, Inc. is sole member, collectively “HSM”)(the “CFA” Assets”) for sixty-seven million dollars ($67,000,000) in cash (the “Purchase Price”), closing to occur not more than ninety (90) days from the date of this letter.  NHI will use its reasonable best efforts to close the sale in sixty (60) days.  In the event the sale does not close within sixty (60) days from the date of this letter, the interest rate on the NHI claim will be reduced from 9.5% to 4.25% per annum commencing on the sixty-first (61st) day from the date of this letter. The sale will be on an “as is, where is” basis, with no representations, covenants or warranties from Debtors of any kind; and Debtors will not be required to provide NHI with any title insurance policies, surveys, or environmental studies. Debtors shall retain all other assets existing as of the closing date, including all cash and lease payments accrued or received by Debtors prior to the closing date (the lease payments for the month in which the closing occurs to be pro-rated as of the closing date) and any other claims they may have against third parties.  Debtors shall convey and transfer fee simple title to the real estate relating to the nursing homes by special warranty deed, subject to the existing leases of HSM (the “HSM Leases”), and shall convey title to any personal property by an “as-is, no warranty” bill of sale, pursuant to a Court Order that the sale is free and clear of all liens and claims except for the HSM Leases.  NHI shall be responsible for paying all closing costs, recording fees, documentary stamp taxes or other customary fees in connection with the foregoing conveyances.  However, each party shall be responsible for its own legal fees in connection with the closing.

Joe Keane and Robert Cooper, Jr.

February 20, 2010

2.

The terms of this Agreement are contingent upon entry of an Order by the U.S. Bankruptcy Court for the Middle District of Tennessee approving this agreement and approving the sale of the CFA Assets to NHI free and clear of all liens and claims except for the HSM Leases (the “Settlement Order”).

3.

Upon entry of the Settlement Order, the lawsuit will be dismissed with prejudice, and mutual releases releasing the parties, as well as their current and former officers, directors, employees, agents and attorneys, and all former CFA directors will be exchanged, except that (a) the claim of NHI filed in the underlying bankruptcy proceeding, In re Care Foundation of America, Inc., et al., Case No. 08-12367 (KLM) (the “Bankruptcy Cases”), will be allowed in full, without costs or attorneys fees, in the amount of $23,106,109 plus accrued and unpaid interest to the date of closing, and will be paid in full at the closing of the sale by a credit against the Purchase Price in the amount of $23,106,109 plus accrued and unpaid interest to the date of closing; (b) the indemnity obligations created by this Agreement will not be released; and (c) Debtors shall not be deemed to have released any claims Debtors may have against any third parties, including, without limitation: (i) HSM or its present or former officers, directors, or employees, or (ii) National Healthcare Corp. or its present or former officers, directors, or employees (collectively, “NHC”), except to the extent any actions or services by NHC (or its predecessor National Healthcorp) were taken on behalf of NHI; provided, however, the release provided to NHC or National Healthcorp shall not apply to any claims arising out of any transactions involving NHC or National Healthcorp and Standifer Place or any non-profit entity other than CFA.   Upon closing of the sale, NHI shall have no further claims in the Bankruptcy Cases.

4.

The parties acknowledge that this offer to purchase the Debtors’ nursing homes and interests in the leases of those nursing homes was not solicited by Debtors, and Debtors have not taken any action to market, or even considered marketing, the nursing homes.

5.

NHI agrees to indemnify and hold harmless Debtors (and their current and former officers, directors, and employees) from any claims made by HSM (or any of its affiliated entities) (a) as a result of this compromise and settlement, (b) as a result of the transfer of ownership of real estate pursuant to this compromise and settlement, or (c) arising out of or in connection with the HSM leases, including any reasonable and necessary attorneys fees and expenses incurred by Debtors in defending such claims.  If any such claim is made, Debtors promptly will tender the defense of those claims to NHI and counsel selected by NHI whose fees and expenses NHI shall pay.  CFA will cooperate fully in the defense of any such claims.

6.

NHI further agrees to indemnify and hold harmless Debtors (and their current and former officers, directors, and employees) with respect to all other liabilities, whether asserted or not, contingent or fixed, or known or unknown, arising out of Debtors’ ownership of the CFA Assets, that have accrued against the Debtors as of the closing date, including, but not limited to, the two tort claims filed in the Bankruptcy Case that are more specifically described on Exhibit A attached hereto, but excluding any of the Debtors’ normal operating expenses, including but not limited to salaries and director fees, and administrative expense claims allowed in the

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Joe Keane and Robert Cooper, Jr.

February 20, 2010

Bankruptcy Cases, and those other liabilities specifically described on Exhibit B hereto. NHI’s obligation to indemnify and hold Debtors harmless from the claims referenced in this paragraph include indemnifying Debtors for any attorneys fees and expenses incurred by Debtors in defending such claims if NHI declines to act after the defense of such claims is tendered to it.  The two tort claims will be objected to by CFA, and CFA will then tender the prosecution of those objections and the defense of any actions by the tort claimants to NHI and counsel of its choice, which objections NHI will prosecute to resolution as expeditiously as possible. NHI shall bear the expenses of the prosecution of the objections, including all of Debtors’ reasonable and necessary legal fees and expenses incurred in connection with same. CFA will cooperate fully in the prosecution of the objections and in the defense by NHI of the claims or underlying tort lawsuits.  CFA further agrees not to dismiss the Bankruptcy Case until the tort claims are resolved.

7.

NHI’s obligation to indemnify and hold Debtors harmless from the claims referenced in the paragraphs above shall survive a sale of all or substantially all of NHI’s assets, and shall also be binding on any successors of NHI. Further, NHI's indemnity obligations under Sections 5 and 6 of this Agreement shall survive the closing of the sale, transfer and conveyance of the CFA Assets by Debtors to NHI or its wholly-owned subsidiary designee as contemplated by this Agreement.

8.

CFA agrees not to make or to agree to any amendments or modifications of the HSM leases without the express written consent of NHI.  CFA represents that the HSM leases have not been amended except for Amendments 1-5, are still in full force and effect and require no further amendment to make them assignable pursuant to this agreement.

9.

The Attorney General joins in this letter to acknowledge his approval of same and to state as follows:

a.

No further actions will be taken by the Attorney General based on NHI’s relationship with CFA; the Attorney General, however, may use any information received from NHI pursuant to the Attorney General’s investigation of NHI’s relationship with CFA in any investigation, other legal proceedings he may decide to bring, or in discharge of his official duties.

b.

The Attorney General has previously advised CFA and hereby advises NHI that he will not approve the sale of CFA Assets to any other  Tennessee nonprofit entity; and

c.

The Attorney General will require NHI to agree that it will not directly or indirectly sell the CFA Assets to another Tennessee nonprofit entity, or create another Tennessee nonprofit entity to purchase the CFA Assets.

d.

NHI will agree to notify the Attorney General of any subsequent sale of the CFA Assets.

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Joe Keane and Robert Cooper, Jr.

February 20, 2010

8.

NHI specifically agrees to the conditions of the Attorney General.

9.

This settlement is being made to resolve disputed claims and shall not be deemed an admission of liability or wrongdoing by NHI or any party.  The parties agree to enter into ordinary and customary documentation of transactions of this type and to use their best efforts to obtain the approval of the Court in the Bankruptcy Case.  CFA agrees neither it nor its attorneys will disclose any information about or obtained in, through discovery or otherwise, this dispute to any person unless required to by subpoena, after notice to NHI, or by law.  This letter agreement may be executed in multiple counterparts, which together when executed by all parties will constitute a single agreement.

Very truly yours,

NATIONAL HEALTH INVESTORS, INC.

/s/J. Justin Hutchens

 J. Justin Hutchens

President and Chief Operating Officer

Approved and Accepted:

CARE FOUNDATION OF AMERICA, INC.

By:

/s/ James Earle III

/s/Joe Keane

Title:

President

Treasurer

Date:

December 3, 2009

December 3, 2009

ROBERT E. COOPER, JR.

ATTORNEY GENERAL AND REPORTER

By: ___/s/Robert E. Cooper, Jr.

Title: ____________________

Date: _December 4, 2009

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Joe Keane and Robert Cooper, Jr.

February 20, 2010

EXHIBIT A

1.  Estate of Betty Jean Lott (Proof of Claim dated 6/17/09 and filed against Royal Oak Lessor/LLC).  Underlying case: Estate of Betty Jean Lott v. Royal Oak Nursing Center, LLC and others (6th Judicial Circuit Ct., Pasco Co., FL, No. 51-2008-CA-11035-ES).

2.  Carol Jeffrey as PR of Estate of Paul Haag (Proof of claim dated 6/24/09 and filed against Care Foundation of America, Inc.).  Underlying case: Carol Jeffrey as PR of Estate of Paul Haag v. Cypress Cover Care Center, LLC and others (5th Judicial Circuit Ct., Citrus Co., FL, No.  [Unknown]).

EXHIBIT B

Those pre-petition claims, other than the claims identified in Exhibit A, that are allowed in Debtors’ Bankruptcy Cases.

Endnotes

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